UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 23, 2010

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001- 04311	11-1541330
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

25 Harbor Park Drive	11050
(Address of principal executive offices)	(Zip Code)
(516) 484-5400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

     On April 23, 2010, the Board of Directors (the “Board”) of Pall Corporation (the “Registrant”) increased the number of directors on the Board from 11 to 12 and elected Amy E. Alving as a Director effective immediately. Ms. Alving is the Chief Technology Officer and a Senior Vice President of Science Applications International Corporation. A copy of the press release announcing Ms. Alving’s election is attached hereto as Exhibit 99 and is incorporated herein by reference. The Board determined that Ms. Alving meets the independence requirements under the rules of the New York Stock Exchange and the Registrant’s independence standards and that there are no transactions between Ms. Alving and the Registrant that would require disclosure under Item 404(a) of Regulation S-K. The Board has not yet appointed Ms. Alving to any committee. Ms. Alving will receive compensation as a non-employee member of the Board as described in the proxy statement for the Registrant’s 2009 annual meeting of shareholders under “Director Compensation for Fiscal Year 2009”.

ITEM 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     Effective April 23, 2010, the Board approved amendments to the Registrant’s By-laws to provide for (i) the increase in the size of the Board as discussed above in Item 5.02 of this Form 8-K, (ii) a majority voting standard in uncontested director elections, and (iii) an expansion of the information a shareholder must provide in such shareholder’s notice to the Registrant to nominate a candidate to the Board.

     The amendments with respect to majority voting provide that in uncontested director elections a director nominee shall be elected by the vote of the majority of the votes cast with respect to such director nominee. Directors will continue to be elected by a plurality of the votes cast in contested elections. In connection with the adoption of the majority voting standard, the Board amended the Registrant’s Corporate Governance Policy (the “Policy”) to require the Board to only nominate or elect director candidates who agree in advance to submit an irrevocable resignation upon such candidates’ election or re-election to the Board. The resignation will be effective upon (i) the failure of the candidate to receive the required number of votes cast at the next meeting at which such candidate is nominated for re-election, and (ii) the Board’s decision to accept such resignation. Additional amendments to the Policy require the Nominating/Governance Committee to determine whether to accept a Director’s resignation and to submit its recommendation to the Board and for the Board to promptly consider the recommendation. The revised Policy is available on the Registrant’s website at www.pall.com/investor.asp (under the “Investor Relations” tab).

     The By-laws amendments with respect to the information a shareholder must provide the Registrant in order to nominate a candidate to the Board require the following additional information:

(1)
A statement whether such nominee intends to submit to the Board an irrevocable resignation effective upon (i) such nominee’s failure to receive the required number of votes cast at the next meeting at which such nominee is nominated for election or re-election, and (ii) the Board’s acceptance of such resignation.

(2)	A completed questionnaire regarding such nominee’s background and qualifications.

(3)
A written representation stating that such nominee (i) has no agreement with any person or entity as to how such nominee will act or vote as a director, (ii) is not a party to any agreement or understanding with respect to compensation, reimbursement or indemnification in connection with such nominee’s service or action as a director and (iii) has complied with all applicable corporate governance, conflicts, confidentiality and stock ownership requirements of the Registrant.

     The amended By-laws also include a provision that requires a director nominee to meet the requirements for service as a director prescribed in the Policy to be eligible for nomination.

     In addition to the material changes described above, the By-laws were also amended to make certain other non-substantive changes.

     The foregoing description of the amendments to the Registrant’s By-laws is qualified in its entirety by reference to the full text of the By-laws, a copy of which is attached hereto as Exhibit 3(ii) and incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3(ii)	Registrant’s By-laws, as amended through April 23, 2010
99	Press Release issued by the Registrant on April 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation

/s/ Francis Moschella
April 29, 2010	Francis Moschella
Vice President – Corporate Controller
Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
3(ii)	Registrant’s By-laws, as amended through April 23, 2010
99	Press Release issued by the Registrant on April 28, 2010